                                                Filed Pursuant to Rule 424(b)(5)
                                                Registration No. 333-59894

             Prospectus Supplement to Prospectus dated May 4, 2001.

                                  $400,000,000

                    Burlington Northern Santa Fe Corporation

                         6.750% Notes due July 15, 2011

                               ----------------

    We will pay interest on the notes on January 15 and July 15 of each year. The first such payment will be made on January 15, 2002. The notes will be issued only in denominations of $1,000 and integral multiples of $1,000.

    We have the option to redeem all or a portion of the notes at any time. There is no sinking fund for the notes.

                               ----------------

    Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                               ----------------

                                                          Per Note    Total
                                                          --------    -----
Initial public offering price............................  99.476% $397,904,000
Underwriting discount....................................   0.650% $  2,600,000
Proceeds, before expenses, to us.........................  98.826% $395,304,000

    The initial public offering price set forth above does not include accrued interest, if any. Interest on the notes accruing from May 15, 2001 to the date of delivery must be paid by the purchaser if the notes are delivered after May 15, 2001.

                               ----------------

    The underwriters expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New York on May 15, 2001.

Banc One Capital Markets, Inc.                              Goldman, Sachs & Co.

     Banc of America Securities LLC

                 First Union Securities, Inc.

                          JPMorgan

                                     The Williams Capital Group, L.P.

                               ----------------

                    Prospectus Supplement dated May 10, 2001

                                  THE COMPANY

    Burlington Northern Santa Fe Corporation ("we" or "BNSF") is engaged primarily in railroad transportation through its principal operating subsidiary, The Burlington Northern and Santa Fe Railway Company ("BNSF Railway"). BNSF Railway operates one of the largest railroad networks in the United States. BNSF Railway's system covers 28 states in the western two-thirds of the United States and two Canadian provinces. In particular, BNSF Railway serves all major ports in the western United States, certain Gulf ports and Mexican and Canadian gateways and important gateways to the eastern United States.

    BNSF Railway derives a substantial portion of its revenues from transportation services provided by the following business groups: Consumer, including intermodal (hauling freight containers and truck trailers on flatcars), automotive, and carload; Industrial, including chemicals, forest products, metals, and minerals and machinery; Coal; and Agricultural Commodities.

    Our principal executive offices are located at 2650 Lou Menk Drive, Fort Worth, Texas 76131-2830, telephone number (817) 333-2000.

                      RATIO OF EARNINGS TO FIXED CHARGES

    The following table sets forth BNSF's ratio of earnings to fixed charges for the periods shown.

                                        Three
                                       Months
                                        Ended
                                      March 31,      Year Ended December 31,
                                     ----------- -------------------------------
                                     2001  2000  2000  1999  1998  1997(2) 1996
                                     ----- ----- ----- ----- ----- ------- -----
Earnings to Fixed Charges (1)....... 2.29x 3.89x 3.38x 4.09x 4.17x  3.52x  3.89x

--------
(1) For purposes of this ratio, we calculate earnings by adding fixed charges (excluding capitalized interest) to pre-tax income or loss from continuing operations. Fixed charges consist of interest on indebtedness (including amortization of debt discount and premium) and the portion of rental expense under long-term operating leases representative of an interest factor.
(2) Earnings for the year ended December 31, 1997 include a special charge of $90 million (before tax). Excluding this charge, the ratio for 1997 would have been 3.68x.

                                USE OF PROCEEDS

    We will use the net proceeds from the sale of the notes for general corporate purposes, including but not limited to working capital, capital expenditures, repurchases of our common stock pursuant to our share repurchase program and the repayment of commercial paper having an average interest rate of approximately 5.4% as of April 30, 2001.

                             DESCRIPTION OF NOTES

    The following description of the particular terms of the notes offered in this prospectus supplement supplements the description of the general terms and provisions of the debt securities set forth in the attached prospectus. We refer you to the attached prospectus for that description.

General

    We will issue the notes under an Indenture, dated as of December 1, 1995, between BNSF and Bank One Trust Company, National Association, as trustee. For a more complete description of the Indenture, please see "Description of Debt Securities" in the attached prospectus. The notes are unsecured and will rank equally with each other and with all of our other unsecured and unsubordinated indebtedness. We will issue the notes in book-entry form only. We do not intend to list the notes on any securities exchange.

    The notes will bear interest at 6.750% per annum and will mature on July 15, 2011.

    The notes will bear interest from May 15, 2001 or from the most recent interest payment date to which interest has been paid or provided for. We will pay interest on the notes semiannually in arrears on January 15 and July 15 of each year to the registered holders of the notes as of the close of business on the immediately preceding January 1 and July 1, respectively, whether or not such day is a business day. The first interest payment date will be January 15, 2002.

    Pursuant to the Trust Indenture Act of 1939, if a default occurs on the notes, Bank One Trust Company, National Association will be required to resign as trustee unless the default is cured, duly waived or otherwise eliminated within 90 days.

No Sinking Fund

    The notes will not be entitled to the benefit of a sinking fund.

Optional Redemption

    Each of the notes will be redeemable as a whole or in part, at our option, at any time, at a redemption price equal to the greater of (1) 100% of the principal amount of such notes and (2) the sum of the present values of the remaining scheduled payments of principal and interest on the notes discounted to the redemption date semiannually (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below), plus 20 basis points, plus in either case accrued interest on the notes to the date of redemption.

    "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

    "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes to be redeemed that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes. "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by the trustee after consultation with BNSF.

    "Comparable Treasury Price" means, with respect to any redemption date, (1) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or (2) if such release (or any successor release) is not published or does not contain such prices on such business day, (a) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or
(b) if the trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

    "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

    "Reference Treasury Dealer" means each of Banc One Capital Markets, Inc., Goldman, Sachs & Co., Banc of America Securities LLC, and J.P. Morgan Securities Inc. and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), we shall replace that former dealer with another Primary Treasury Dealer.

    We will mail notice of any redemption between 30 days and 60 days before the redemption date to each holder of the debt securities to be redeemed.

    Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes or portions of the notes called for redemption.

Book-Entry System

    One or more global securities deposited with, or on behalf of, The Depository Trust Company, New York, New York, will represent the notes. The global securities representing the notes will be registered in the name of a nominee of The Depository Trust Company. Except under the circumstances described in the accompanying prospectus under "Description of Debt Securities--Global Securities," we will not issue the notes in definitive form.

    You can find a more detailed description of The Depository Trust Company's procedures for the global securities in the accompanying prospectus under "Description of Debt Securities--Global Securities." The Depository Trust Company has confirmed to us, the underwriters and the trustee that it intends to follow these procedures for the Debt Securities.

                                  UNDERWRITING

    We and the underwriters for the offering named below have entered into an underwriting agreement and a pricing agreement with respect to the notes. Subject to certain conditions, each underwriter has severally agreed to purchase the principal amount of notes indicated in the following table.

                                                                Principal Amount
      Underwriters                                                  of Notes
      ------------                                              ----------------
      Banc One Capital Markets, Inc............................   $120,000,000
      Goldman, Sachs & Co......................................    120,000,000
      Banc of America Securities LLC...........................     50,000,000
      First Union Securities, Inc. ............................     50,000,000
      J.P. Morgan Securities Inc. .............................     50,000,000
      The Williams Capital Group, L.P. ........................     10,000,000
                                                                  ------------
          Total................................................   $400,000,000
                                                                  ============

    Notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to 0.40% of the principal amount of notes. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to 0.25% of the principal amount of notes. If all the notes are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms.

    The notes are a new issue of securities with no established trading market. We have been advised by the underwriters that the underwriters intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

    In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

    The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

    These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

    We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $135,000.

    We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

    In the ordinary course of their respective businesses, certain of the underwriters and their affiliates engage, and may in the future engage, in investment banking and commercial banking transactions with BNSF and its subsidiaries. Marc J. Shapiro, a director of BNSF, is an executive officer of J.P. Morgan Chase & Co. and certain of its subsidiaries. J.P. Morgan Chase & Co. is the parent of J.P. Morgan Securities Inc. Banc One Capital Markets, Inc. is an affiliate of the trustee.

                      WHERE YOU MAY FIND MORE INFORMATION

    We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

    The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to documents which we have filed with the SEC. The information incorporated by reference is an important part of this prospectus supplement, and the information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the underwriters (and any dealers or brokers involved) complete the sale to the public:

      (1)Annual Report on Form 10-K for the year ended December 31, 2000, as amended;

      (2)Quarterly Report on Form 10-Q for the quarter ended March 31, 2001;
  and

      (3) Current Report on Form 8-K filed on April 26, 2001.

    If you would like a copy of any of the documents incorporated by reference into this prospectus supplement, please make your request in writing or by telephone to:

    Burlington Northern Santa Fe Corporation
    2650 Lou Menk Drive
    Fort Worth, Texas 76131-2830
    Attention: Corporate Secretary
    (817) 352-6856.

    We will provide you free of charge with the copies you request (other than the exhibits to the requested documents unless they are specifically incorporated by reference into the documents).

    Currency amounts in the attached prospectus and this prospectus supplement are stated in United States dollars, unless we indicate otherwise.

PROSPECTUS

                   Burlington Northern Santa Fe Corporation

                                $1,000,000,000

                                Debt Securities

                               ----------------

   Burlington Northern Santa Fe Corporation ("BNSF") may from time to time offer debt securities at an aggregate initial offering price not to exceed $1,000,000,000. BNSF may offer the debt securities as separate series in amounts, at prices, and on terms to be determined at the time of sale. For each offering, a prospectus supplement will accompany this prospectus and will contain all the terms of the series of debt securities for which this prospectus is being delivered.

   BNSF may sell debt securities to or through one or more underwriters or dealers, and also may sell debt securities directly to other purchasers or through agents. The accompanying prospectus supplement sets forth information regarding the underwriters or agents involved in the sale of the debt securities for which this prospectus is being delivered. See "Plan of Distribution" for possible indemnification arrangements for underwriters, agents, and their controlling persons.

   This prospectus may not be used for sales of securities unless it is accompanied by a prospectus supplement.

                               ----------------

   Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                               ----------------

                  The date of this prospectus is May 4, 2001.

   No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the debt securities described in this prospectus and any applicable prospectus supplement, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

   Currency amounts in this prospectus are stated in United States dollars, unless indicated otherwise.

                   BURLINGTON NORTHERN SANTA FE CORPORATION

   BNSF is engaged primarily in railroad transportation through its principal operating subsidiary, The Burlington Northern and Santa Fe Railway Company ("BNSF Railway"). BNSF Railway operates one of the largest railroad networks in the United States. BNSF Railway's system covers 28 states in the western two-thirds of the United States and two Canadian provinces. In particular, BNSF Railway serves all major ports in the western United States, certain Gulf ports and Mexican and Canadian gateways and important gateways to the eastern United States.

   BNSF Railway derives a substantial portion of its revenues from transportation services provided by the following business groups: Consumer, including intermodal (hauling freight containers and truck trailers on flatcars), automotive, and carload; Industrial, including chemicals, forest products, metals, and minerals and machinery; Coal; and Agricultural Commodities.

   BNSF's principal executive offices are located at 2650 Lou Menk Drive, Fort Worth, Texas 76131-2830, telephone number (817) 333-2000.

                      RATIO OF EARNINGS TO FIXED CHARGES

   The following table sets forth BNSF's ratio of earnings to fixed charges for the periods shown.

                                                     Year Ended December 31,
                                                 -------------------------------
                                                 2000  1999  1998  1997(2) 1996
                                                 ----- ----- ----- ------- -----
Ratio of Earnings to Fixed Charges (1).......... 3.38x 4.09x 4.17x  3.52x  3.89x

--------
(1) For purposes of this ratio, earnings are calculated by adding fixed charges (excluding capitalized interest) to pre-tax income or loss from continuing operations. Fixed charges consist of interest on indebtedness (including amortization of debt discount and premium) and the portion of rental expense under long term operating leases representative of an interest factor.
(2) Earnings for the years ended December 31, 1997 include special charges principally related to employee merger and separation costs of $90 million (before tax). Excluding these charges, the ratio for 1997 would have been 3.68x.

                                USE OF PROCEEDS

   Unless specified otherwise in the applicable prospectus supplement, BNSF will use the net proceeds from the sale of the debt securities for general corporate purposes, including working capital, capital expenditures, and debt repayment, and to repurchase its common stock from time to time pursuant to its share repurchase program.

                        DESCRIPTION OF DEBT SECURITIES

General

   BNSF will issue the debt securities under an Indenture (the "Indenture"), between BNSF and Bank One Trust Company, National Association, as successor in interest to The First National Bank of Chicago, as Trustee. A copy of the Indenture is filed as an exhibit to the registration statement of which this prospectus is a part. BNSF may issue the debt securities from time to time in one or more series. The particular terms of each series will be described in a prospectus supplement and may be different than those described here.

   The summaries of certain provisions of the Indenture described below are not complete and are qualified in their entirety by reference to all the provisions of the Indenture. If BNSF refers to particular sections or capitalized defined terms of the Indenture, those sections or defined terms are incorporated by reference into this prospectus or the prospectus supplement.

   BNSF is a holding company that conducts its operations through its operating subsidiaries. Accordingly, BNSF's ability to pay principal and interest on the debt securities depends, in part, on its ability to obtain dividends or loans from its operating subsidiaries, which may be subject to contractual restrictions. In addition, the rights of BNSF and the rights of its creditors, including holders of the debt securities, to participate in any distribution of the assets of a subsidiary upon the liquidation or recapitalization of the subsidiary will be subject to the prior claims of the subsidiary's creditors, except to the extent BNSF itself may be a creditor with recognized claims against the subsidiary.

   The covenants in the Indenture will not necessarily afford the holders of the debt securities protection in the event of a decline in BNSF's credit quality resulting from highly leveraged or other transactions involving BNSF.

   BNSF may issue separate series of debt securities under the Indenture from time to time without limitation on the aggregate principal amount. BNSF may specify a maximum aggregate principal amount for the debt securities of any series. (Section 301) Except as provided in Section 1008, the debt securities will be unsecured obligations of BNSF and will rank on a parity with all other unsecured and unsubordinated indebtedness of BNSF.

   The applicable prospectus supplement will describe the following terms of the debt securities (to the extent applicable):

     (1) the price of the debt securities;

     (2) the title of the debt securities;

     (3) any limit on the aggregate principal amount of the particular series of debt securities;

     (4) the principal payment date or dates;

     (5) the interest rate at which the debt securities will bear interest, the date or dates from which interest will accrue, the interest payment dates and the associated regular record date for payment of interest;

     (6) the place where principal and interest will be paid on the debt securities;

     (7) whether and how debt securities may be redeemed;

     (8) whether BNSF is obligated to redeem or purchase debt securities pursuant to any sinking fund or similar arrangement and if so, the terms of the arrangement;

     (9) the denominations of the debt securities, if other than denominations of $1,000;

     (10) whether the amount of principal or interest on the debt securities may be determined with reference to an index or pursuant to a formula and how the amounts will be determined;

     (11) any foreign currency in which the principal or interest on the debt securities may be paid and the manner in which the principal amount thereof would be translated into the currency of the United States of America for any purpose, including for the purpose of determining the principal amount deemed to be outstanding at any time;

     (12) any alternate currency in which the principal or interest on the debt securities is to be payable and the periods and the terms for payment;

     (13) how much of the principal amount of the debt securities will be payable upon declaration of acceleration of the maturity of the debt securities if more or less than the entire amount;

     (14) if the principal amount payable at the stated maturity of the debt securities will not be known any time before the stated maturity, the amount deemed to be the principal amount as of that date for any purpose (or, the manner in which the deemed principal amount is to be determined), including the principal amount which will be due and payable upon any maturity other than the stated maturity or which will be deemed to be outstanding as of that date;

     (15) the applicability of the provisions of the Indenture described under "Defeasance and Covenant Defeasance--Defeasance and Discharge" or "Defeasance and Covenant Defeasance--Defeasance of Certain Covenants";

     (16) whether any debt securities will be issued in the form of one or more global securities and, if so, the depositaries for the global securities, the form of any legend to be placed on the global securities in addition to or instead of the legend referred to under "Global Securities" and, if different from those described under "Global Securities", any circumstances under which the global securities may be exchanged for registered debt securities, and how any transfer of the global securities may be registered, in the names of persons other than the depositary for the global securities or its nominee;

     (17) whether the debt securities will be subject to optional interest rate reset provisions;

     (18) whether the debt securities will be subject to optional extensions of maturity provisions;

     (19) any addition to or change in the events of default applicable to the debt securities and any change in the right of the Trustee or the holders to declare the principal amount of the debt securities due and payable;

     (20) any addition to or change in the covenants in the Indenture applicable to the debt securities; and

     (21) any other terms of the debt securities. (Section 301)

   Debt securities may be sold at a substantial discount below their principal amount. Any United States income tax considerations applicable to debt securities that provide for an amount less than the principal amount to be due and payable upon acceleration of the maturity of the security (commonly referred to as original issue discount securities) may be described in the applicable prospectus supplement. In addition, special United States federal income tax or other considerations applicable to any debt securities which are denominated in a foreign currency may be described in the applicable prospectus supplement.

Form, Exchange and Transfer

   BNSF will issue the debt securities of each series only in fully registered form, without coupons, and, unless otherwise specified in the applicable prospectus supplement, only in denominations of $1,000 and integral multiples of $1,000. (Section 302)

   Holders may, at their option, but subject to the terms of the Indenture and the limitations that apply to global securities, exchange their debt securities for other debt securities of the same series of any authorized denomination and of a like tenor and aggregate principal amount. (Section 305)

   Subject to the terms of the Indenture and the limitations that apply to global securities, holders may exchange debt securities as provided above or present for registration of transfer at the office of the security registrar or at the office of any transfer agent designated by BNSF. No service charge applies for any registration of transfer or exchange of debt securities, but the holder may have to pay any tax or other governmental charge associated with registration of transfer or exchange. The transfer or exchange will be made after the security registrar or the transfer agent is satisfied with the documents of title and identity of the person making the request. BNSF has appointed the Trustee as security registrar. Any transfer agent (in addition to the security registrar) initially designated by BNSF for any debt securities will be named in the applicable prospectus supplement. (Section 305) BNSF may at any time designate additional transfer agents or cancel the designation of any transfer agent or approve a change in the office through which any transfer agent acts. However, BNSF will be required to maintain a transfer agent in each place of payment for the debt securities of each series. (Section 1002)

   If the debt securities are to be partially redeemed, BNSF will not be required to:

  . issue or register the transfer of or exchange any debt security during a period beginning 15 days before the day of mailing of a notice of redemption and ending on the day of the mailing; or

  . register the transfer of or exchange any debt security selected for redemption, in whole or in part, except the unredeemed portion of any debt security being redeemed in part. (Section 305)

Global Securities

   Any of the debt securities may be represented by one or more global securities, which will have an aggregate principal amount equal to that of the debt securities they represent. Unless otherwise provided in the prospectus supplement, the global security representing debt securities will be deposited with, or on behalf of, The Depository Trust Company ("DTC"), or other successor depositary appointed by BNSF (DTC or such other depositary is referred to in this prospectus as the "depositary") and registered in the name of the depositary or its nominee. The global security will bear a legend regarding the restrictions on exchange and registration of transfer referred to below and any other matters as may be provided for in the Indenture. Debt securities will not be issued in definitive form unless the prospectus supplement states otherwise.

   No global security may be exchanged for registered debt securities, and no transfer of a global security may be registered in the name of any person other than the depositary or its nominee unless:

  . the depositary has notified BNSF that it is unwilling or unable to continue as depositary or has ceased to be qualified to act as depositary as required by the Indenture;

  . an event of default occurs and continues with respect to the debt securities represented by the global security; or

  . there exist any other circumstances described in the applicable prospectus supplement. All debt securities issued in exchange for a global security or any portion of a global security will be registered in the names that the depositary directs. (Sections 204 and 305)

   The depositary has advised BNSF as follows: DTC is a limited-purpose trust company organized under the Banking Law of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts. This eliminates the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the depositary. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

   When BNSF issues debt securities represented by a global security, purchases of debt securities under the DTC system must be made by or through direct participants, which will receive a credit for the debt securities on DTC's records. The ownership interest of each actual purchaser of each debt security is in turn to be recorded on the direct and indirect participants' records. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the debt securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in debt securities, except when use of the book-entry system for the debt securities is discontinued. The laws of some states require that certain purchasers of securities take physical delivery of the securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

   When the depositary, or its nominee, is the registered owner of the global security, it will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the Indenture. Except as described above, beneficial owners:

  .will not be entitled to have debt securities represented by the global security registered in their names;

  .will not receive or be entitled to receive physical delivery of debt securities in definitive form; and

  . will not be considered the owners or holders of the global security or any debt securities represented by the global security for any purpose under the Indenture.

   To facilitate subsequent transfers, all debt securities deposited by participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of debt securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the debt securities; DTC's records reflect only the identity of the direct participants to whose accounts such debt securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers. Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

   Neither DTC nor Cede & Co. will consent or vote with respect to debt securities. Under its usual procedures, DTC mails an omnibus proxy to BNSF as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the debt securities are credited on the record date (identified in a listing attached to the omnibus proxy).

   Payments of any principal of and interest on the debt securities represented by the global security registered in the name of the depositary or its nominee will be made by BNSF through the Trustee or a paying agent, which may also be the Trustee, to the depositary or its nominee as the registered owner of the global security. Neither BNSF, the Trustee, nor the paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the global security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

   BNSF has been advised that DTC will credit direct participants' accounts, upon DTC's receipt of funds and corresponding detail information from BNSF or the Trustee, on the payable date in accordance with their respective holdings shown on DTC's records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as in the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of the participant and not of DTC, the paying agent or BNSF, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to DTC is the responsibility of BNSF or the paying agent, disbursement of those payments to direct participants shall be the responsibility of DTC and disbursement of the payments to the beneficial owners shall be the responsibility of direct and indirect participants.

   The information in this section concerning the depositary and the depositary's book-entry system has been obtained from sources that BNSF believes to be reliable, but BNSF takes no responsibility for the accuracy of this information.

Payment and Paying Agents

   BNSF will pay interest on a debt security on any interest payment date to the registered holder of the debt security as of the close of business on the regular record date for payment of interest. (Section 307)

   BNSF will pay the principal of and any premium and interest on the debt securities at the office of the paying agent or paying agents that BNSF designates. BNSF may pay interest by check mailed to the address of the person entitled to the payment as the address appears in the security register. BNSF has designated the corporate trust office of the Trustee in Chicago, Illinois as BNSF's sole paying agent for payments on the debt securities. Any other paying agents initially designated by BNSF for the debt securities will be named in the applicable prospectus supplement. BNSF may at any time designate additional paying agents, rescind the designation of any paying agent or approve a change in the office through which any paying agent acts. BNSF must maintain a paying agent in each place of payment for the debt securities of a particular series. (Section 1002)

   Any money paid by BNSF to a paying agent for the payment of the principal of or any premium or interest on any debt security which remains unclaimed at the end of two years after the principal, premium or interest has become due and payable may be repaid to BNSF at BNSF's request. (Section 1003)

Negative Pledge

   In the Indenture, BNSF covenants that it will not, and it will not permit any subsidiary to, create, assume, incur or suffer to exist any lien upon the stock of BNSF Railway (or any successor or assign of BNSF Railway, whether by merger or otherwise) to secure any obligation of BNSF, any of its subsidiaries or other person, unless all of the outstanding debt securities are directly secured equally and ratably with the obligation. (Section 1008) For purposes of the Indenture, "lien" means any mortgage, pledge, lien or any other encumbrance.

Consolidation, Merger and Sale of Assets

   BNSF may not consolidate or merge with any entity, or convey, transfer or lease substantially all of its properties and assets to any entity, and may not permit any entity to convey, transfer or lease substantially all of its properties and assets to BNSF, unless:

  . the successor entity (if any) is a corporation, partnership, trust or other entity organized and validly existing under the laws of any domestic jurisdiction and assumes BNSF's obligations on the debt securities and under the Indenture; and

  . immediately after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, would occur and continue. (Section 801)

Events of Default

   Each of the following will constitute an event of default under the Indenture with respect to debt securities:

     (1) failure to pay principal of or any premium on any debt security of that series when due;

     (2) failure to pay any interest on any debt securities of that series when due, continued for 30 days;

     (3) failure to deposit any sinking fund payment, when due, in respect of any debt security of that series;

     (4) failure to perform, or breach of, any other covenant or warranty of BNSF in the Indenture with respect to debt securities of that series (other than a covenant included in the Indenture solely for the benefit of a particular series other than that series), continued for 90 days after written notice has been given to BNSF by the Trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series, as provided in the Indenture; and

     (5) certain events involving bankruptcy, insolvency or reorganization. (Section 501)

   If an event of default (other than an event of default described in clause
(4) above that applies to all outstanding debt securities) with respect to the debt securities of any series at the time outstanding occurs and continues, either the Trustee or the holders of at least 25% of the aggregate principal amount of the outstanding debt securities of that series may declare the principal amount of the debt securities of that series to be due and payable immediately by giving notice as provided in the Indenture. If an event of default described in the preceding sentence applies to any debt security that is an original issue discount security or the principal amount of the debt security is not then determinable, the portion of the principal amount of the debt security, or other amount in lieu of the principal amount, as may be specified in the terms of the debt security, may be declared to be due and payable immediately as provided in the preceding sentence. If an event of default described in clause (4) above that applies to all outstanding debt securities occurs and continues, either the Trustee or the holders of at least 25% of the aggregate principal amount of all the debt securities then outstanding (treated as one class) may declare the principal amount of all the debt securities then outstanding to be due and payable immediately by giving notice as provided in the Indenture. If an event of default described in the preceding sentence applies to any debt security that is an original issue discount security, the portion of the principal amount of the debt security as may be specified in the terms of the debt security may be declared to be due and payable immediately as provided in the preceding sentence. After the acceleration of a series, but before a judgment or decree based on acceleration is rendered, the holders of a majority of the aggregate principal amount of the outstanding debt securities of that series may, under certain circumstances, rescind and annul the acceleration if all events of default, other than the non-payment of accelerated principal (or other specified amount), have been cured or waived as provided in the Indenture. (Section 502) For information as to waiver of defaults, see "Modification and Waiver."

   If an event of default occurs and is continuing, generally the Trustee will be under no obligation to exercise any of its rights under the Indenture at the request of any of the holders, unless those holders offer to the Trustee reasonable indemnity. (Section 603) If the Trustee is offered reasonable indemnity under the Indenture, the holders of a majority of the aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of:

  . conducting any proceeding for any remedy available to the Trustee; or

  . exercising any trust or power conferred on the Trustee with respect to the debt securities of that series. (Section 512)

   No holder of a debt security of any series will have any right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or a trustee or for any other remedy under the Indenture, unless:

  .the holder has previously given to the Trustee written notice of a continuing event of default;

  . the holders of at least 25% of the aggregate principal amount of the outstanding debt securities of the relevant series have made written request, and the holder or holders have offered reasonable indemnity, to the Trustee to institute the proceeding; and

  . the Trustee has failed to institute a proceeding, and has not received from the holders of a majority of the aggregate principal amount of the outstanding debt securities of the relevant series a direction inconsistent with the request, within 60 days after the notice, request and offer. (Section 507)

However, the limitations do not apply to a suit instituted by a holder of a debt security for the enforcement of payment of the principal of or any premium or interest on any debt security on or after the applicable due date specified in the debt security. (Section 508)

   BNSF will furnish annually a statement to the Trustee by certain of its officers as to whether or not BNSF, to their knowledge, is in default in the performance or observance of any of the terms, provisions and conditions of the Indenture and, if so, specifying all known defaults. (Section 1004)

Modification and Waiver

   Modifications and amendments of the Indenture may be made by BNSF and the Trustee with the consent of the holders of a majority of aggregate principal amount of the outstanding debt securities of each series affected by the modification or amendment. No modification or amendment may, without the consent of the holder of each affected outstanding debt security:

     (1) change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security;

     (2) reduce the principal amount of, or any premium or interest on, any debt security;

     (3) reduce the amount of principal of an original issue discount security or any other debt security payable upon acceleration of maturity;

     (4) change the place or currency of payment of principal of, or any premium or interest on, any debt security;

     (5) impair the right to institute suit for the enforcement of any payment on or with respect to any debt security;

     (6) reduce the percentage of the principal amount of outstanding debt securities of any series that is required to consent to the modification or amendment of the Indenture;

     (7) reduce the percentage of the principal amount of outstanding debt securities of any series necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults; or

     (8) make certain modifications to the provisions with respect to modification and waiver. (Section 902)

   The holders of a majority of the aggregate principal amount of the outstanding debt securities of any series may waive any past default or compliance with certain restrictive provisions under the Indenture, except a default in the payment of principal, premium or interest and certain covenants and provisions of the Indenture which cannot be amended without the consent of the holder of each outstanding debt security of the affected series. (Sections 513 and 1009)

   In determining whether the holders of the requisite principal amount of the outstanding debt securities have given or taken any direction, notice, consent, waiver or other action under the Indenture as of any date:

     (1) the principal amount of an original issue discount security that will be deemed to be outstanding will be the amount of its principal that would be due and payable at that time if the debt security was accelerated to that date;

     (2) if, as of that date, the principal amount payable at the stated maturity of a debt security is not determinable (for example, because it is based on an index), the principal amount of the debt security deemed to be outstanding as of that date will be an amount determined in the manner prescribed for the debt security; and

     (3) the principal amount of a debt security denominated in one or more foreign currencies or currency units that will be deemed to be outstanding will be the U.S. dollar equivalent, determined as of that date in the manner prescribed for the debt security, of the principal amount of the debt security (or, in the case of a debt security described in clause (1) or (2) above, of the amount described in that clause).

Certain debt securities, including those for which payment or redemption money has been deposited or set aside in trust for the holders and those that have been fully defeased pursuant to Section 1402 of the Indenture, will not be deemed to be outstanding. (Section 101)

   BNSF will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding debt securities of any series entitled to give or take any direction, notice, consent, waiver or other action under the Indenture, in the manner and subject to the limitations provided in the Indenture. In certain limited circumstances, the Trustee will be entitled to set a record date for action by holders. If a record date is set for any action to be taken by holders of a particular series, the action may be taken only by persons who are holders of outstanding debt securities of that series on the record date. To be effective, that action must be taken by holders of the requisite principal amount of the debt securities within a specified period following the record date. For any particular record date, this period will be 180 days or a shorter period as specified by BNSF (or the Trustee, if it sets the record date) and may be shortened or lengthened (but not beyond 180 days) from time to time. (Section 104)

Defeasance and Covenant Defeasance

   Unless otherwise provided in the applicable prospectus supplement, the provisions of Section 1402, relating to defeasance and discharge of indebtedness, or Section 1403, relating to defeasance of certain restrictive covenants in the Indenture, will apply to the debt securities of any series or to any specified part of a series. (Section 1401)

   Defeasance and Discharge. Section 1402 of the Indenture provides that BNSF may be discharged from all its obligations with respect to the debt securities (except for certain obligations to exchange or register the transfer of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and to hold moneys for payment in trust). To be discharged from those obligations, BNSF must deposit in trust for the benefit of the holders of the debt securities money or U.S. government obligations, or both, which, through the payment of principal and interest on the deposited money or U.S. government obligations, will provide enough money to pay the principal of and any premium and interest on the debt securities on the stated maturities in accordance with the terms of the Indenture and the debt securities. BNSF may only do this if, among other things, BNSF has delivered to the Trustee an opinion of counsel to the effect that BNSF has received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that holders of the debt securities will not recognize gain or loss for federal income tax purposes as a result of the defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if the defeasance and discharge were not to occur. (Sections 1402 and 1404)

   Defeasance of Certain Covenants. Section 1403 of the Indenture provides that:

  . in certain circumstances, BNSF may omit to comply with certain restrictive covenants, including those described under "Negative Pledge" and any that may be described in the applicable prospectus supplement; and

  . in those circumstances, the occurrence of certain events of default, which are described above in clause (4) (with respect to the restrictive covenants) under "Events of Default" and any that may be described in the applicable prospectus supplement, will be deemed not to be or result in an event of default with respect to the debt securities.

BNSF, to exercise this option, will be required to deposit, in trust for the benefit of the holders of the debt securities, money or U.S. government obligations, or both, which, through the payment of principal and interest on the deposited money or U.S. government obligations, will provide enough money to pay the principal of and any premium and interest on the debt securities on the stated maturities in accordance with the terms of the Indenture and the debt securities. BNSF will also be required, among other things, to deliver to the Trustee an opinion of counsel to the effect that holders of the debt securities will not recognize gain or loss for federal income tax purposes as a result of the deposit and defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if the deposit and defeasance were not to occur. If BNSF exercises this option with respect to any debt securities and those debt securities are accelerated because of the occurrence of any event of default, the amount of money and U.S. government obligations deposited in trust will be sufficient to pay amounts due on those debt securities at the time of their stated maturities but might not be sufficient to pay amounts due on those debt securities upon that acceleration. In that case, BNSF will remain liable for the payments. (Sections 1403 and 1404)

Notices

   Notices to holders of debt securities will be given by mail to the addresses of the holders as they appear in the security register. (Sections 101 and 106)

Title

   BNSF, the Trustee and any of their agents may treat the registered holder of a debt security as the absolute owner of the debt security for the purpose of making payment and for all other purposes. (Section 309)

Governing Law

   The Indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York. (Section 112)

Regarding the Trustee

   The Trustee has lending and other customary banking relationships with BNSF.

                             PLAN OF DISTRIBUTION

   BNSF may sell the debt securities:

   .through an underwriter or underwriters;

   .through dealers;

   .through agents;

   .directly to purchasers, including affiliates of BNSF; or

   .through a combination of any of these methods of sale.

   The applicable prospectus supplement will contain the terms of the offerings of any debt securities. The initial public offering price and any discount or concessions allowed or reallowed to dealers may be changed from time to time. The applicable prospectus supplement will contain the expected time of delivery of the debt securities for which this prospectus is delivered.

   If underwriters are used in the sale of the debt securities, the underwriting agreement will provide that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters will be obligated to purchase all of the debt securities if any are purchased. In connection with the sale of debt securities, underwriters may receive compensation from BNSF or from purchasers of debt securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell debt securities to or through dealers, and dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

   Underwriters, agents or dealers participating in the distribution of debt securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the debt securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. The debt securities may be sold in one or more transactions either at a fixed price or prices which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices. BNSF may also offer and sell the debt securities in exchange for one or more of its outstanding issues of debt or convertible debt securities or in the satisfaction of indebtedness.

   BNSF may indemnify the underwriters, agents or dealers who participate in the distribution of debt securities against certain liabilities, including liabilities under the Securities Act of 1933. BNSF may also contribute to payments that the underwriters, dealers or agents or any of their controlling persons may be required to make in respect of such liabilities. Underwriters, agents or dealers may be customers of, engage in transactions with or perform services for BNSF or subsidiaries of BNSF in the ordinary course of business.

   If so indicated in a prospectus supplement, BNSF will authorize underwriters, dealers and agents to solicit offers by certain institutions to purchase debt securities from BNSF pursuant to delayed delivery contracts providing for payment and delivery on the date stated in the prospectus supplement. These contracts will be subject only to those conditions contained in the prospectus supplement. The prospectus supplement will also contain the commission payable for solicitation of any of these contracts.

   Offers to purchase debt securities may be solicited directly by BNSF and sales of debt securities may be made by BNSF directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any resale of the debt securities. The terms of any such sales will be described in the prospectus supplement relating to the debt securities. Except as contained in the applicable prospectus supplement, no director, officer or employee of BNSF will solicit or receive a commission in connection with direct sales by BNSF of the debt securities, although these persons may respond to inquiries by potential purchasers and perform ministerial and clerical work in connection with any such direct sales.

                            VALIDITY OF SECURITIES

   The validity of the debt securities offered by this prospectus will be passed upon for BNSF by the law firm of Mayer, Brown & Platt, Chicago, Illinois, and for the underwriters, dealers, or agents, if any, by the law firm of Sullivan & Cromwell, New York, New York.

                                    EXPERTS

   The consolidated financial statements incorporated in this prospectus by reference to BNSF's Annual Report on Form 10-K for the year ended December 31, 2000, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU MAY FIND MORE INFORMATION

   BNSF files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). BNSF's SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document BNSF files with the SEC at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room, including copying fees.

   BNSF has filed a registration statement with the SEC under the Securities Act of 1933. This prospectus, which is a part of the registration statement, does not contain all the information contained in the registration statement; certain items are contained in exhibits to the registration statement, as permitted by the rules and regulations of the SEC. Statements that BNSF makes in this prospectus about the content of any contract, agreement or other document are not necessarily complete. With respect to each contract, agreement or other document filed as an exhibit to the registration statement, BNSF refers you to the exhibit for a more complete description of the matter involved, and each statement that BNSF makes is qualified in its entirety by such reference.

   The SEC allows BNSF to "incorporate by reference" the information it files with them, which means that BNSF can disclose important information to you simply by referring you to documents which BNSF has filed with the SEC. The information incorporated by reference is an important part of this prospectus, and the information that BNSF files later with the SEC will automatically update and supersede this information. BNSF incorporates by reference all documents filed by it after the date of the initial registration statement but prior to the effectiveness of the registration statement, any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until completion of the sale of the debt securities to the public, and the following documents:

     (1) Annual Report on Form 10-K for the year ended December 31, 2000; and

     (2) Current Report on Form 8-K filed on April 26, 2001.

   If you would like a copy of any of the documents incorporated by reference into this prospectus, please make your request in writing or by telephone to:

     Burlington Northern Santa Fe Corporation
     2650 Lou Menk Drive
     Fort Worth, Texas 76131-2830
     Attention: Corporate Secretary
     Telephone: (817) 352-6856

   BNSF will provide you with the copies you request free of charge (other than the exhibits to the requested documents unless they are specifically incorporated by reference into the documents).

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  No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                                  -----------

                               TABLE OF CONTENTS

  Page
  ----

                             Prospectus Supplement

The Company................................................................. S-2
Ratio of Earnings to Fixed Charges.......................................... S-2
Use of Proceeds............................................................. S-2
Description of Notes........................................................ S-2
Underwriting................................................................ S-5
Where You May Find More Information......................................... S-6

                                   Prospectus

Burlington Northern Santa Fe Corporation....................................   2
Ratio of Earnings to Fixed Charges..........................................   2
Use of Proceeds.............................................................   2
Description of Debt Securities..............................................   3
Plan of Distribution........................................................  11
Validity of Securities......................................................  12
Experts.....................................................................  12
Where You May Find More Information.........................................  12

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                                  $400,000,000

                                 [LOGO OF BNSF]

                                  6.750% Notes
                               due July 15, 2011

                                  -----------

                             PROSPECTUS SUPPLEMENT
                                  -----------

                         Banc One Capital Markets, Inc.

                              Goldman, Sachs & Co.

Banc of America Securities LLC

                          First Union Securities, Inc.

                                    JPMorgan

                        The Williams Capital Group, L.P.

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